March 8, 2019

Robert A. Berman
Chief Executive Officer
Novume Solutions, Inc.
14420 Albemarle Point Place
Suite 200
Chantilly, VA, 20151

       Re: Novume Solutions, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed April 12, 2018
           Form 10-Q for the Quarterly Period Ended September 30, 2018 Filed November 13, 2018
           File No. 001-38338

Dear Mr. Berman:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications